MARATHON OIL CORPORATION REPORTS
THIRD QUARTER 2008 RESULTS

HOUSTON, Oct. 30, 2008 – Marathon Oil Corporation (NYSE: MRO) today reported third quarter 2008 net income of $2.064 billion, or $2.90 per diluted share. Net income in the third quarter 2007 was $1.021 billion or $1.49 per diluted share. For the third quarter 2008, net income adjusted for special items was $1.963 billion, or $2.76 per diluted share, compared to net income adjusted for special items of $1.016 billion, or $1.48 per diluted share, for the third quarter 2007.

	3rd Quarter Ended September 30
(In millions, except per diluted share data)	2008	2007
Net income adjusted for special items(a)	$1,963	$1,016
Adjustments for special items (net of income taxes):
Gain (loss) on U.K. natural gas contracts	101	(62)
Gain on foreign currency derivative instruments	-	74
Loss on early extinguishment of debt	-	(7)
Net income	$2,064	$1,021
Net income adjusted for special items(a) - per diluted share	$2.76	$1.48
Net income - per diluted share	$2.90	$1.49
Revenues and other income	$23,446	$16,954
Weighted average shares - diluted	711	685

(a)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See page 6 for further discussion of net income adjusted for special items.

“Despite volatility in the marketplace, Marathon delivered outstanding operational and financial results across all our business segments in the third quarter 2008. Marathon’s net income for the quarter more than doubled year-over-year,” said Clarence P. Cazalot, Jr., president and CEO of Marathon.

 “Our upstream business achieved strong production performance and our downstream segment realized strong profitability, in spite of impacts from Hurricanes Gustav and Ike. Marathon’s LNG operations in Equatorial Guinea continued reliable performance at near-peak capacity, while bitumen production from the Canadian oil sands mining project increased during the quarter,” Cazalot said.

“As a prudent approach to the current business environment, and as part of our ongoing capital discipline, we expect our 2009 capital program to be more than 15 percent lower than 2008 expenditures,” Cazalot said. “We also are continuing the process of evaluating a potential separation of Marathon’s businesses, and we’re on course for a decision by the end of this year.

“Importantly, Marathon continues to maintain a strong balance sheet, with substantial cash balances and significant unused credit facility capacity. Furthermore, our liquidity has been further enhanced since September 30 with the proceeds from the sale of our ownership interests in Pilot Travel Centers, which closed in early October, and will additionally benefit from the sale of our non-core Norwegian assets, which is expected to close October 31. Marathon is on track to achieve our goal of $2 - $4 billion in gross proceeds from the ongoing portfolio review by mid-year 2009,” he said.

Segment Results

Total segment income was $2.063 billion in the third quarter of 2008, compared to $1.013 billion in the third quarter of 2007.

	3rd Quarter Ended September 30
(In millions)	2008	2007
Segment Income (Loss)
Exploration & Production (E&P)
United States	$285	$147
International	654	332
Total E&P	939	479
Oil Sands Mining (OSM)	288	-
Refining, Marketing & Transportation (RM&T)	771	482
Integrated Gas (IG)	65	52
Segment Income(a)	$2,063	$1,013

a)	See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production segment income totaled $939 million in the third quarter of 2008, almost double the $479 million reported in the third quarter of 2007. The increase was primarily a result of the average liquid hydrocarbon price realization reaching $111.33 per barrel, as well as higher sales volumes. This liquid hydrocarbon price realization was 63 percent higher, compared to the third quarter of 2007.

Sales volumes during the quarter averaged 379,000 barrels of oil equivalent per day (boepd), compared to 371,000 boepd for the same period last year, despite shutting-in the Gulf of Mexico operations for hurricanes. Production from the Alvheim/Vilje development offshore Norway and from the new Neptune development in the Gulf of Mexico more than compensated for those weather-related declines.

Hurricanes Gustav and Ike impacted Gulf of Mexico production for the latter part of the third quarter, resulting in approximately 9,500 net boepd being shut-in during the quarter. The Neptune development, in which Marathon holds a 30 percent outside-operated working interest, was shut down during the hurricanes but resumed production on Sept. 25, and the Marathon-operated Ewing Bank development resumed production on Oct. 27. However, the non-operated Troika and Ursa fields remain shut-in for repairs. Marathon holds an approximate 65 percent operated interest in Ewing Bank, a 50 percent working interest in Troika and a 3.5 percent overriding royalty interest in Ursa.

Production available for sale in the third quarter 2008 averaged 389,000 boepd, compared to 373,000 boepd in the same period last year, an increase of more than 4 percent. Excluding hurricane impacts, the year-on-year increase would have been nearly 7 percent. The difference between production volumes available for sale and the recorded sales volumes is due to the timing of international oil liftings and natural gas held in storage. The Company has narrowed its expectation for 2008 production available for sale to be between 385,000 and 395,000 boepd, excluding the effects of any dispositions.

United States upstream income was $285 million in the third quarter of 2008, compared to $147 million in the third quarter of 2007, primarily as a result of higher liquid hydrocarbon and natural gas price realizations partially offset by increased costs, operating expense and depletion, depreciation and amortization, primarily related to new production and higher income taxes.

International upstream income was $654 million in the third quarter of 2008, compared to $332 million in the third quarter of 2007. The increase was primarily a result of higher liquid hydrocarbon prices, sales volumes and natural gas price realizations, partially offset by increased costs related to new production and higher income taxes.

	3rd Quarter Ended September 30
	2008	2007
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	63	63
United States – Natural gas (mmcfpd)	426	464
International – Liquids (mbpd)	161	136
International – Natural gas (mmcfpd)	502	567
Total Net Sales (mboepd)	379	371

The Vilje field offshore Norway began production in late July 2008. Commissioning of the Alvheim/Vilje project is continuing with a total of 10 wells currently available for production, out of a total of 12 producing wells planned for Phase 1. Marathon has seen extended periods of production at facility capacity of 125,000 gross boepd (75,000 net boepd) and expects stabilization at these rates during November. Marathon has a 65 percent operated interest in the Alvheim fields and a 47 percent outside-operated working interest in the Vilje field.

In the Gulf of Mexico, Marathon announced a deepwater discovery on the Freedom/Gunflint prospect on Oct. 14. The discovery well, located on Mississippi Canyon Block 948, encountered more than 550 feet of net hydrocarbon-bearing sands in the Middle and Lower Miocene reservoirs. Marathon holds a 12.5 percent working interest in the block.

Marathon made its 28th deepwater discovery offshore Angola with the Dione discovery well on Block 31, announced on Oct. 15. Marathon holds a 10 percent outside-operated interest in Block 31 and a 30 percent outside-operated interest in Block 32.

In October, the Company was awarded a 49 percent interest and operatorship in the Bone Bay Block offshore Indonesia. This high potential, under-explored area has water depths ranging between 165 to 6,500 feet. The Bone Bay Block is about 200 miles southeast of Marathon's Pasangkayu Block, which was awarded in 2006.

Oil Sands Mining

The Oil Sands Mining segment reported income of $288 million for the third quarter of 2008. This reflects a net after-tax gain of $190 million on crude oil derivative instruments, which includes a realized after-tax loss of $24 million and an unrealized after-tax mark-to-market gain of $214 million. These derivative instruments were put in place by Western Oil Sands Inc. prior to its acquisition by Marathon in October 2007 to mitigate price risk related to future sales of synthetic crude oil. The last of these derivative instruments is set to expire in the fourth quarter of 2009.

Marathon’s third quarter 2008 net bitumen production before royalties from the Athabasca Oil Sands Project (AOSP) mining operation was approximately 28,000 bpd. Third quarter production increased 15 percent over the second quarter 2008 due to greater reliability of delivery of mined ore to the processing plant. Also, during the third quarter, the royalty calculation rate applicable to bitumen production from the Muskeg River Mine increased from 1 percent of gross revenue to 25 percent of net revenue, as per applicable regulations, following the achievement of the project’s payout.

	3rd Quarter Ended September 30
	2008	2007
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)(a)	28	-
Net Synthetic Crude Oil Sales (mbpd)	32	-
Synthetic Crude Oil Average Realization (per bbl)(b)	$113.42	$-
(a)      Before royalties.
(b)      Excludes gains/losses on derivative instruments.

The AOSP Phase 1 expansion is on track and is anticipated to begin operations in the 2010/2011 timeframe. The Phase 1 expansion includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure.

Refining, Marketing and Transportation

The Refining, Marketing and Transportation (RM&T) segment income was $771 million in the third quarter of 2008 compared to $482 million in the third quarter of 2007. The increase was primarily a result of a higher refining and wholesale marketing gross margin, in part attributable to a substantial drop in crude oil prices. The third quarter margin also benefited from an increase in the average sweet/sour differentials compared to the same quarter last year.

The refining and wholesale marketing gross margin per gallon was 25.19 cents in the third quarter of 2008, compared to 17.17 cents in the third quarter of 2007. Marathon’s refining and wholesale marketing gross margin included pre-tax derivative gains of $156 million for the third quarter of 2008 compared to losses of $360 million for the third quarter of 2007. The variance primarily reflects falling crude futures prices, as well as the fact that the Company no longer uses derivatives to mitigate its domestic crude oil acquisition price risk. Most of these derivatives have an underlying physical commodity transaction; however, the income effect related to the derivatives and the income effect related to the underlying physical transactions may not necessarily be recognized in net income in the same period. Marathon expects to selectively continue its practice of using derivatives to protect the carrying value of seasonal RM&T inventories and long-haul foreign crude oil spot purchases.

Crude oil refined during the third quarter of 2008 averaged 955,000 bpd, an 87,000 bpd decrease from the third quarter of 2007, and total refinery throughputs were 1,144,000 bpd, approximately 8 percent lower than the 1,241,000 bpd in the third quarter of 2007, attributable primarily to weather-related impacts.

Speedway SuperAmerica LLC (SSA) gasoline and distillates gross margin per gallon averaged 16.9 cents in the third quarter of 2008, compared to 11.03 cents in the third quarter of 2007. SSA same store gasoline sales volume declined by approximately 12 percent during the third quarter of 2008 while same store merchandise sales increased by approximately 2 percent during the same period. During the third quarter 2007, SSA completed a special sales promotion that was estimated to increase SSA’s 2007 third quarter same store gasoline volume by approximately 6 percent. Excluding this special sales promotion, the Company estimates that SSA’s third quarter same store gasoline volume decline would have been approximately 6 percent.

	3rd Quarter Ended September 30
	2008	2007
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	955	1,042
Other Charge and Blend Stocks (mbpd)	189	199
Total Refinery Inputs (mbpd)	1,144	1,241
Refined Product Sales Volumes (mbpd)	1,357	1,440
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.2519	$0.1717

In the third quarter, Marathon announced an agreement to sell its 50 percent ownership interest in Pilot Travel Centers LLC (PTC) to Pilot Corporation. The transaction, valued at approximately $700 million before tax, was completed in October 2008.

The Garyville Major Expansion (GME) project is approximately 70 percent complete with an on-schedule startup expected in the fourth quarter 2009. The Company has identified minor increases for additional quantities of materials required, material and labor escalation and some additional costs associated with the recent hurricanes in the Gulf Coast region. Marathon now projects the project will cost about $3.35 billion, or approximately 5 percent more than the original estimate.

All the permits have been received for the Detroit Heavy Oil Upgrading Project (DHOUP) and construction started at the end of the second quarter of 2008. Due to the current market conditions, Marathon is in the process of reevaluating the project construction schedule and expects to defer the project completion. The Company is currently compiling the new project schedule and cost, and expects to complete this analysis by year-end 2008.

Integrated Gas

Integrated Gas segment income was $65 million in the third quarter of 2008 compared to $52 million in the third quarter of 2007.

	3rd Quarter Ended September 30
	2008	2007
Key Integrated Gas Statistics
Net Sales (mtpd)
LNG	6,048	6,137
Methanol	757	1,421

Net LNG sales for the third quarter of 2008 exceeded original estimates as the 60 percent Marathon-owned Equatorial Guinea LNG facility has delivered increased reliability at the facility and the ability to produce LNG in excess of the plant’s nameplate capacity of 3.7 million metric tonnes per annum. EGLNG production was curtailed for 16 days in July while scheduled repairs and modifications were completed on the facility to improve the overall efficiency of the plant. The operational availability of the facility has been superior, operating at 97.8 percent year-to-date with 13 cargoes delivered during the third quarter of 2008.

Pre-tax earnings from Atlantic Methanol Production Company LLC (AMPCO) methanol sales were approximately $5 million in the third quarter. Profitability was impacted by a series of planned and unplanned maintenance events, but the facility was returned to full production status in October and is presently operating at full capacity, or 1,064,000 gross tons per annum. Marathon holds a 45 percent interest in AMPCO.

Marathon continues to invest in the development of new technologies to create value and supply new energy sources. The Company expended approximately $21 million on a pretax basis during the third quarter of 2008 on gas commercialization technologies, including completing the construction and beginning the commissioning of the demonstration plant to further develop its proprietary Gas-To-FuelsTM technology. Expenses in the third quarter of 2007 for comparable items amounted to $12 million on a pre-tax basis.

Corporate

At Sept. 30, 2008, Marathon’s main sources of short term liquidity amounted to approximately $3.2 billion, comprised of approximately $1.5 billion of cash equivalents and $1.7 billion of unused capacity under its $3 billion committed revolving credit facility. At Oct. 29, 2008, Marathon’s cash balance remained at approximately the same level of $1.5 billion while it had nearly the full $3 billion of capacity under the previously mentioned committed revolving credit facility bring total liquidity to approximately $4.5 billion.

At Sept. 30, 2008, the Company had a 23 percent cash-adjusted debt-to-capital ratio.

Marathon continued its share repurchase program during the third quarter, repurchasing approximately 2.3 million shares at a cost of approximately $107 million. Since January 2006, Marathon’s Board of Directors has authorized the repurchase of up to $5 billion of Marathon’s common stock. As of the end of the third quarter, approximately $2.9 billion in Marathon shares had been repurchased, bringing total shares repurchased so far to 65.9 million.

Special Items

Marathon has two natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. In the third quarter of 2008, the non-cash after-tax mark-to-market gain on these contracts related to sales of natural gas from the Brae field complex totaled $101 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

During the third quarter of 2007, Marathon entered foreign currency derivative instruments to limit the Company’s exposure to changes in the Canadian dollar exchange rate related to the acquisition of Western Oil Sands, Inc. The non-cash after-tax unrealized gains on these derivative instruments of $74 million were excluded from net income adjusted for special items for the third quarter of 2007.

The Company will conduct a conference call and webcast today, Oct. 30, at 2:00 p.m. EDT during which it will discuss third quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at www.Marathon.com. Replays of the webcast will be available through Nov. 13, 2008. Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the projected costs for the Garyville refinery expansion project discussed in this release do not include capitalized interest. Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to 2008 worldwide net liquid hydrocarbon and natural gas production available for sale, the AOSP expansion, projected 2009 capital spending, the goal of achieving $2 - $4 billion in gross proceeds from asset dispositions by mid-year 2009, timing and levels of production from the Alvheim/Vilje development, the potential separation of Marathon’s businesses,  anticipated future exploratory and development drilling activity, the Garyville refinery expansion project, the Detroit refinery heavy oil upgrading and expansion project, and the common stock repurchase program. The projected 2009 capital spending budget is based on current expectations, estimates and projections and is not a guarantee of future performance. Some factors that could potentially affect the projected asset dispositions include changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, future financial condition and operating results, and economic, business, competitive and/or regulatory factors affecting the Company’s businesses. Some factors that could potentially affect 2008 worldwide net liquid hydrocarbon and natural gas production available for sale, the timing and levels of production from the Alvheim/Vilje development, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide net liquid hydrocarbon and natural gas production available for sale could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect the potential separation of Marathon include board approval, future financial condition and operating results, and economic, business, competitive and/or regulatory factors affecting our businesses.  Factors that could affect the AOSP expansion, the Garyville refinery expansion and the Detroit refinery heavy oil upgrading and expansion projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects.  The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, a decision to separate Marathon’s businesses, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103

Paul Weeditz	713-296-3910

Investor Relations Contacts:	Howard Thill	713-296-4140

Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(In millions, except per share data)	2008	2007	2008	2007
Revenues and other income:

Sales and other operating revenues
(including consumer excise taxes)	$22,477	16,347	60,983	45,221
Sales to related parties	637	415	1,865	1,146
Income from equity method investments	270	170	735	394
Net gain on disposal of assets	15	2	37	20
Other income	47	20	151	62

Total revenues and other income	23,446	16,954	63,771	46,843
Costs and expenses:
Cost of revenues (excludes items below)	16,992	12,951	49,432	34,358
Purchases from related parties	244	104	609	240
Consumer excise taxes	1,273	1,352	3,784	3,856
Depreciation, depletion and amortization	597	409	1,552	1,198
Selling, general and administrative expenses	351	336	1,012	950
Other taxes	126	95	376	286
Exploration expenses	109	88	368	264

Total costs and expenses	19,692	15,335	57,133	41,152

Income from operations	3,754	1,619	6,638	5,691

Net interest and other financing income (costs)	(53)	19	(54)	58
Gain on foreign currency derivative instruments	-	120	-	120
Loss on early extinguishment of debt	-	(11)	-	(14)
Minority interests in loss of Equatorial Guinea
LNG Holdings Limited	-	-	-	3

Income before income taxes	3,701	1,747	6,584	5,858
				1,852
Provision for income taxes	1,637	726	3,015	2,578

Income from continuing operations	2,064	1,021	3,569	3,280
Discontinued operations	-	-	-	8

Net income	$2,064	$1,021	$3,569	$3,288

Income from continuing operations
Per share - basic	$2.92	$1.50	$5.03	$4.80
Per share - diluted	$2.90	$1.49	$5.00	$4.76
Net income
Per share - basic	$2.92	$1.50	$5.03	$4.81
Per share - diluted	$2.90	$1.49	$5.00	$4.77

Dividends paid per share	$0.24	$0.24	$0.72	$0.68

Weighted Average Shares:
Basic	707	680	710	684
Diluted	711	685	714	689

Preliminary Supplemental Statistics (Unaudited)

	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2008	2007	2008	2007

Segment Income (Loss)
Exploration and Production
United States	$285	$147	$888	$470
International	654	332	1,563	794
E&P segment	939	479	2,451	1,264
Oil Sands Mining	288	-	158	-
Refining, Marketing and Transportation	771	482	854	2,073
Integrated Gas	65	52	266	83
Segment income	2,063	1,013	3,729	3,420
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(100)	3	(141)	(149)
Gain on foreign currency derivative instruments	-	74	-	74
Gain (loss) on U.K. natural gas contracts	101	(62)	(19)	(56)
Loss on early extinguishment of debt	-	(7)	-	(9)
Discontinued operations	-	-	-	8
Net income	$2,064	$1,021	$3,569	$3,288

Capital Expenditures
Exploration and Production	$738	$582	$2,387	$1,623
Oil Sands Mining	271	-	781	-
Refining, Marketing and Transportation	765	430	1,978	981
Integrated Gas(a)	3	2	4	93
Corporate	9	12	18	28
Total	$1,786	$1,026	$5,168	$2,725

Exploration Expenses
United States	$68	$53	$173	$137
International	41	35	195	127
Total	$109	$88	$368	$264

E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	63	63	63	66

Europe	66	33	43	33
Africa	95	103	93	100
Total International	161	136	136	133
Worldwide	224	199	199	199

Net Natural Gas Sales (mmcfd)(b)(c)
United States	426	464	446	478

Europe	156	195	195	206
Africa	346	372	379	221
Total International	502	567	574	427
Worldwide	928	1,031	1,020	905

Total Worldwide Sales (mboepd)	379	371	369	350

(a)
Through April 2007, includes EGHoldings at 100 percent.  Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EGHoldings is accounted for prospectively using the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

(b)	Amounts are net after royalties, except for Ireland where amounts are before royalties.
(c)	Includes natural gas acquired for injection and subsequent resale of 2 mmcfd and 51 mmcfd in the third quarters of 2008 and 2007 and 21 mmcfd and 49 mmcfd in the first nine months of 2008 and 2007.

Preliminary Supplemental Statistics (Unaudited) (continued)

	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2008	2007	2008	2007

E&P Operating Statistics (continued)
Average Realizations(d)
Liquid Hydrocarbons (per bbl)
United States	$106.81	$63.53	$100.27	$55.83

Europe	$118.52	$73.19	$115.15	$63.80
Africa	$109.36	$69.48	$102.11	$60.57
Total International	$113.10	$70.37	$106.21	$61.37
Worldwide	$111.33	$68.21	$104.33	$59.54

Natural Gas (per mcf)
United States	$7.70	$5.14	$7.70	$5.74

Europe	$8.85	$6.47	$8.10	$5.95
Africa	$0.25	$0.25	$0.25	$0.25
Total International	$2.92	$2.38	$2.91	$3.01
Worldwide	$5.11	$3.63	$5.00	$4.45

OSM Operating Statistics
Net Bitumen Production (mbpd)(e)	28	-	25	-
Net Synthetic Crude Sales (mbpd)(e)	32	-	31	-
Synthetic Crude Average Realization (per bbl)(d)	$113.42	$-	$106.37	$-

RM&T Operating Statistics
Refinery Runs (mbpd)
Crude oil refined	955	1,042	941	1,028
Other charge and blend stocks	189	199	201	211
Total	1,144	1,241	1,142	1,239

Refined Product Yields (mbpd)
Gasoline	586	646	598	649
Distillates	358	358	336	352
Propane	21	24	22	24
Feedstocks and special products	95	111	104	118
Heavy fuel oil	20	27	24	25
Asphalt	79	93	75	87
Total	1,159	1,259	1,159	1,255

Refined Product Sales Volumes (mbpd)(f)	1,357	1,440	1,335	1,403

Refining and Wholesale Marketing Gross
Margin (per gallon)(g)	$0.2519	$0.1717	$0.1137	$0.2317

Speedway SuperAmerica
Retail outlets	1,620	1,637	-	-
Gasoline & distillates sales (millions of gallons)	796	892	2,376	2,520
Gasoline & distillates gross margin (per gallon)	$0.1690	$0.1103	$0.1235	$0.1115
Merchandise sales	$764	$752	$2,133	$2,110
Merchandise gross margin	$197	$191	$541	$533

IG Operating Statistics
Sales Volumes (mtpd)(h)
LNG	6,048	6,137	6,453	3,117
Methanol	757	1,421	1,024	1,285

(d)	Excludes gains and losses on derivative instruments (including the unrealized effects of U.K. natural gas sales contracts that are accounted for as derivatives).
(e)	Amount is before royalties.
(f)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.
(g)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(h)
LNG sales volumes include both consolidated sales (Alaska) and our share of the sales of an equity method investee (Equatorial Guinea).  Methanol sales volumes represent our share of sales of an equity method investee in Equatorial Guinea.